Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-193384 on Form S-3 and Registration Statement No. 333-181433 on Form S-8 of our reports dated February 25, 2016, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte Ltd.
Hamilton, Bermuda
February 25, 2016